SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-A12G/A
AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

GARMIN LTD.
(Exact name of Registrant as specified in its charter)

CAYMAN ISLANDS (State of Incorporation or organization)	98-0229227 (I.R.S. Employer Identification No.)
P. O. BOX 10670 GRAND CAYMAN KY1-1006 SUITE #3206B 45 MARKET STREET GARDENIA COURT, CAYMAN BAY, CAYMAN ISLANDS (Address of principal executive offices)	NOT APPLICABLE (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box.    ☐ Not Applicable.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:  Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Preferred Shares

AMENDMENT NO. 2 TO FORM 8-A

This Amendment No. 2 amends and supplements the Registrant's Registration Statement on Form 8-A dated June 10, 2005, as amended by Amendment No. 1 dated November 11, 2005, (the "Registration Statement") in connection with the Registrant's registration of the Rights to Purchase Series A Preferred Shares ("Rights").

ITEM 1.	DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Garmin Ltd. (the "Company") on April 9, 2010, amended the Rights Agreement dated as of October 25, 2001, between the Company and Computershare Limited, as successor to UMB Bank, n.a., as Rights Agent (the "Rights Agreement").  The amendment permits notice to be made to rights holders through the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, as an alternative to the current provisions which permit notice by first-class mail only.  The amendment, approved by the Company's Board on April 9, 2010, in accordance with Section 26 of the Rights Agreement, is attached hereto as an exhibit and incorporated by reference.

ITEM 2.	EXHIBITS.

Exhibit No.	Description

4.1	Amendment dated as of April 9, 2010 to the Rights Agreement dated as of October 25, 2001 between the Company and Computershare Limited, as successor to UMB Bank, n.a.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GARMIN LTD.

Date: April 9, 2010	By:	/s/ Andrew R. Etkind
Andrew R. Etkind
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment dated as of April 9, 2010 to the Rights Agreement dated as of October 25, 2001 between the Company and Computershare Limited, as successor to UMB Bank, n.a.